DELAWARE INVESTMENTS
                                 CODE OF ETHICS
                                      2000


                           [PICTURE GRAPHICS OMITTED]

EFFECTIVE: AUGUST 01, 2000


                                TABLE OF CONTENTS
                                -----------------

Summary of Restrictions and Requirements                       Section I

Delaware Investments Employee Code of Ethics                   Section II

Short-Term Trading Exemption List                              Section III

Insider Trading Policies and Procedures                        Section IV

                                    SECTION I

                                   SUMMARY OF
                                RESTRICTIONS AND
                                  REQUIREMENTS

                                     TABLES
                                     ------

================================================================================================================================
                                              PERSONAL INVESTMENT RESTRICTION TABLE
================================================================================================================================
                                                                                 PERSONNEL SUBJECT
                     ACTIVITY                                                     TO RESTRICTIONS
================================================================================================================================
                                                    PORTFOLIO          INVESTMENT         ACCESS PERSONS*     AFFILIATED
                                                    MANAGERS*          PERSONNEL*                             PERSONS*
================================================================================================================================
A.   BLACKOUT PERIODS

1.   Trading is prohibited until THE THIRD              X                  X                  X                   X
     TRADING DAY FOLLOWING the execution of a
     Delaware trade in that same security.
                                                        X
2.   Trading is prohibited for SEVEN CALENDAR
     DAYS BEFORE OR AFTER a Delaware trade
     in an account that he/she manages.

================================================================================================================================
B.   PRECLEARANCE

1.   All transactions in covered securities
     must be precleared.  The preclearance form         X                  X                  X                   X
     must be signed by the appropriate trading
     desk and submitted to the Compliance
     Department prior to executing trade.
     Preclearance is only good for that one day.

================================================================================================================================
C.  TRANSACTIONS

1.   No more than twenty-five (25) security             X                  X                  X                   X
     transactions are permitted per calendar
     month.  This limit is applicable in
     aggregate to all security transactions in
     which the covered person has a beneficial
     interest.

================================================================================================================================
D.  INITIAL PUBLIC OFFERING
                                       X X
1.   Prohibits purchasing any initial public
     offering.

================================================================================================================================

          *Applies  not only to the  employee,  but also to members of the same  household.  Refer to the full code for  complete details.

================================================================================================================================
                                                                                 PERSONNEL SUBJECT
                     ACTIVITY                                                     TO RESTRICTIONS
================================================================================================================================
                                                    PORTFOLIO          INVESTMENT         ACCESS PERSONS*     AFFILIATED
                                                    MANAGERS*          PERSONNEL*                             PERSONS*
================================================================================================================================
E.   PRIVATE PLACEMENTS

1.   Prohibits purchasing any private                   X                  X
     placement without PRIOR written
     consent from the Compliance Department.

2.   Anyone who at any time holds a private             X                  X
     placement must receive permission from the
     Compliance Department prior to their
     participation in Delaware's consideration
     of any investment in the same issuer.

================================================================================================================================
F.   BAN ON SHORT-TERM TRADING PROFITS

1.   All opening positions must be held for a           X                  X
     period of 60 days, in aggregate, before they
     can be closed at a profit.  Any short term
     trading profits are subject to disgorgement
     procedures.

================================================================================================================================
G.   GIFTS

1.   Prohibits receiving anything of more               X                  X
     than a de minimas value from any personal
     entity that does business with or on behalf
     of any fund or client.  Things of value may
     include, but are not limited to, cash,
     travel expense, special deal or incentives.

================================================================================================================================
H.  SERVICE AS A DIRECTOR

1.   Must receive PRIOR written approval from           X                  X
     the Legal or Compliance Department before
     they may serve on the board of directors of
     any public company.

================================================================================================================================

          *Applies  not only to the  employee,  but also to members of the same  household.  Refer to the full code for  complete details.

================================================================================================================================
                                                   REPORTING REQUIREMENTS TABLE
================================================================================================================================
                                                                                 PERSONNEL SUBJECT
          REPORTING REQUIREMENTS                                                 TO RESTRICTIONS
================================================================================================================================
                                                    PORTFOLIO          INVESTMENT         ACCESS PERSONS*     AFFILIATED
                                                    MANAGERS*          PERSONNEL*                             PERSONS*
================================================================================================================================
A.   DISCLOSURE OF ALL PERSONAL HOLDINGS

1.   All personal holdings must be disclosed            X                  X                  X
     within 10 days of employment and annually
     thereafter.

================================================================================================================================
B.   RECORDS OF SECURITIES TRANSACTIONS

1.   Employees must direct their broker(s) to           X                  X                  X                   X
     forward confirmations of personal
     transactions and monthly account statements
     to the Compliance Department.

2.   Employees are required to fill out a               X                  X                  X                   X
     Personal Securities Transaction Report at
     the end of each quarter and return the
     report to the Compliance Department within
     10 days of the end of the quarter.

================================================================================================================================
C.   CERTIFICATION OF COMPLIANCE WITH CODE OF
     ETHICS

1.   Employees must sign a certification that           X                  X                  X                   X
     they have read and understand the Code of
     Ethics and have complied with all requirements
     of the Code.

================================================================================================================================

          *Applies  not only to the  employee,  but also to members of the same  household.  Refer to the full code for  complete details.

                                   SECTION II

                                 CODE OF ETHICS
                                 --------------

                                 CODE OF ETHICS
                                 --------------


                      DELAWARE INTERNATIONAL ADVISERS LTD.


CREDO
-----


IT IS THE DUTY OF ALL DELAWARE INVESTMENT EMPLOYEES, OFFICERS AND DIRECTORS TO CONDUCT THEMSELVES WITH INTEGRITY, AND AT ALL TIMES TO PLACE THE INTERESTS OF SHAREHOLDERS AND CLIENTS FIRST. IN THE INTEREST OF THIS CREDO, ALL PERSONAL SECURITIES TRANSACTIONS WILL BE CONDUCTED CONSISTENT WITH THE CODE OF ETHICS AND IN SUCH A MANNER AS TO AVOID ANY ACTUAL OR POTENTIAL CONFLICT OF INTEREST OR ANY ABUSE OF AN INDIVIDUAL'S POSITION OF TRUST AND RESPONSIBILITY. THE FUNDAMENTAL STANDARD OF THIS CODE IS THAT PERSONNEL SHOULD NOT TAKE ANY INAPPROPRIATE ADVANTAGE OF THEIR POSITIONS.


Rule 17j-1 under the Investment Company Act of 1940 (the "Rule") makes it unlawful for certain persons, including any employee, officer or director, any investment adviser and any principal underwriter, in connection with the purchase or sale by such person of a security held or to be acquired by a Fund:

(1) To employ any device, scheme or artifice to defraud;

(2) To make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;

(3) To engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or

(4) To engage in any manipulative practice.

The Rule also requires that each Delaware Investments' Adviser, sub-adviser, and principal underwriter adopt a written code of ethics containing provisions reasonably necessary to prevent certain persons from engaging in acts in violation of the above standard and shall use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code.

This Code of Ethics is being adopted by Delaware Management Business Trust, Delaware International Advisers Ltd., Delaware Distributors, L.P., Delaware Capital Management, Inc., Retirement Financial Services, Inc, Delaware Service Company, Inc. and Delaware Management Trust Company (collectively "Delaware") in compliance with the requirement of Rule 17j-1 and to effect the purpose of the Credo set forth above, and to comply with the recommendations of the Investment Company Institute's Advisory Group on Personal Investing.

DEFINITIONS:
------------


"ACCESS PERSON" means any director, officer, general partner or Advisory Person of a fund or of a fund's investment adviser, or any employee of a fund or of a fund's investment adviser who, in connection with his or her regular functions or duties, participates in the selection of a portfolios securities or who has access to information regarding future purchases or sales of portfolio securities. Those persons deemed Access Persons will be notified of this designation.

"ADVISORY PERSON" means any employee of the fund or investment adviser who, in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of Covered Securities, or whose functions relate to the making of any recommendations with respect to the purchase or sales.

"AFFILIATED PERSON" means any officer, director, partner, or employee of a Delaware Fund or any subsidiary of Delaware Management Holdings, Inc. and any other person so designated by the Compliance Department.

"BENEFICIAL OWNERSHIP" shall be as defined in Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. Generally speaking, a person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a security, is a "beneficial owner" of the security. For example, a person is normally regarded as the beneficial owner of securities held by members of his or her immediate family sharing the same household. Additionally, ownership of derivative securities such as options, warrants or convertible securities which confer the right to acquire the underlying security at a fixed price constitutes beneficial ownership of the underlying security itself.

"CONTROL" shall mean investment discretion in whole or in part of an account regardless of beneficial ownership, such as an account for which a person has power of attorney or authority to effect transactions.

"HIGH QUALITY SHORT -TERM DEBT INSTRUMENTS" shall mean any instrument that has a maturity at issuance of less that 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization.

"INVESTMENT PERSONNEL" means any employee, other than a Portfolio Manager who, in connection with his/her regular functions or duties, makes or participates in, the making of investment decisions. Investment Personnel also include the staff who support a Portfolio Manager including analysts, administrative assistants, etc. Investment Personnel by definition are Access Persons.

"PORTFOLIO MANAGER" means any person who, in connection with his/her regular functions or duties, makes or participates in, the making of investment decisions. Portfolio Managers by definition are Access Persons.

"SECURITY" shall have the meaning as set forth in Section 2(a)(36) of the Investment Company Act of 1940, except that it shall not include securities issued or guaranteed by the government of the United States or by any of its federal agencies, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments including repurchase agreements, unit investment trusts and shares of open-end registered investment companies. In addition, the purchase, sale or exercise of a derivative security shall constitute the purchase or sale of the underlying security. However, the purchase or sale of the debt instrument of an issuer which does not give the holder the right to purchase the issuer's stock at a fixed price, does not constitute a purchase or sale of the issuer's stock.

SECURITY BEING "CONSIDERED FOR PURCHASE OR SALE" OR "BEING PURCHASED OR SOLD" means when a recommendation to purchase or sell the security has been made and communicated to the Trading Desk and with respect to the person making the recommendation, when such person seriously considers making, or when such person knows or should know that another person is seriously considering making, such a recommendation.

SECURITY "HELD OR TO BE ACQUIRED" BY A FUND means (i) any covered security which, within the most recent fifteen days (a) is or has been held by the fund; or (b) is being, or has been, considered by the fund or its investment adviser for purchase by the fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a covered security.


                              PROHIBITED ACTIVITIES
                              ---------------------


I. THE FOLLOWING RESTRICTIONS APPLY TO ALL AFFILIATED PERSONS, ACCESS PERSONS, INVESTMENT PERSONNEL AND PORTFOLIO MANAGERS.

(a) No Affiliated Person, Access Person, Investment Personnel or Portfolio Manager shall engage in any act, practice or course of conduct, which would violate the provisions of Rule 17j-1.

(b) No Affiliated Person, Access Person, Investment Personnel or Portfolio Manager shall purchase or sell, directly or indirectly, any security which to his/her knowledge is being actively considered for purchase or sale by Delaware; except that this prohibition shall not apply to:

     (A) purchases or sales that are nonvolitional on the part of either the Person or the Fund;
     (B) purchases which are part of an automatic dividend reinvestment plan;
     (C) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;
     (D) other purchases and sales specifically approved by the President or Chief Executive Officer, with the advice of the General Counsel and/or the Compliance Director, and deemed appropriate because of unusual or unforeseen circumstances. A list of securities excepted will be maintained by the Compliance Department.

(c) No Affiliated Person, Access Person, Investment Personnel or Portfolio Manager may execute a buy or sell order for an account in which he or she has beneficial ownership or control until the THIRD TRADING DAY following the execution of a Delaware buy or sell order in that same security.

(d) Despite any fault or impropriety, any Affiliated Person, Access Person, Investment Personnel or Portfolio Manager who executes a buy or sell for an account in which he/she has beneficial ownership or control either (i) before the third trading day following the execution of a Delaware order in the same security, or (ii) when there are pending orders for a Delaware transaction as reflected on the open order blotter, shall forfeit any profits made (in the event of purchases) or loss avoided (in the event of sales), whether realized or unrealized, in the period from the date of the personal transaction to the end of the proscribed trading period. Payment of the amount forfeited shall be made by check or in cash to a charity of the person's choice and a copy of the check or receipt must be forwarded to the Compliance Department.

(e) Each Affiliated Person, Access Person, Investment Personnel or Portfolio Manager's personal transactions must be precleared by using the Personal Transaction Preclearance Form. The form must be submitted prior to entering any orders for personal transactions. Preclearance is only valid for the day the form is submitted. If the order is not executed the same day, the preclearance form must be resubmitted. Regardless of preclearance, all transactions remain subject to the provisions of (d) above.

(f) No Affiliated  Person or Access  Person shall execute more than  twenty-five
(25) security transactions per calendar month. This limit is applicable in aggregate to all security transactions in which the covered person has a beneficial interest except that the following security transactions will not count against the limit:
     (a)  purchases that are part of an automatic dividend reinvestment plan;
     (b) purchases that are part of a DRIP, payroll deduction, or similar program;
     (c)  involuntary transactions.


II. IN ADDITION TO THE REQUIREMENTS NOTED IN SECTION I, THE FOLLOWING ADDITIONAL RESTRICTIONS APPLY TO ALL INVESTMENT PERSONNEL AND PORTFOLIO MANAGERS.

(a) All Investment Personnel and Portfolio Managers are prohibited from purchasing any initial public offering.

(b) All Investment Personnel and Portfolio Managers are prohibited from purchasing any private placement without express PRIOR written consent by the Compliance Department. All private placement holdings are subject to disclosure to the Compliance Department. Any Investment Person or Portfolio Manager that holds a private placement must receive permission from the Compliance or Legal Departments prior to any participation by such person in Delaware's consideration of an investment in the same issuer.

(c) Short term trading resulting in a profit is prohibited. All opening positions must be held for a period of 60 days, in the aggregate, before they can be closed at a profit. Any short term trading profits are subject to the disgorgement procedures outlined above and at the maximum level of profit obtained. The closing of positions at a loss is not prohibited.

(d) All Investment Personnel and Portfolio Managers are prohibited from receiving anything of more than a DE MINIMIS value from any person or entity that does business with or on behalf of any fund or client. Things of value may include, but not be limited to, travel expenses, special deals or incentives.

(e) All Investment Personnel and Portfolio Managers require PRIOR written approval from the Legal or Compliance Department before they may serve on the board of directors of any public company.


III. IN ADDITION TO THE REQUIREMENTS NOTED IN SECTIONS I AND II, THE FOLLOWING ADDITIONAL RESTRICTIONS APPLY TO ALL PORTFOLIO MANAGERS.

(a) No Portfolio Manager may execute a buy or sell order for an account for which he/she has beneficial ownership WITHIN SEVEN CALENDAR DAYS BEFORE OR AFTER an investment company or separate account that he/she manages trades in that security.

(b) Despite any fault or impropriety, any Portfolio Manager who executes a personal transaction within seven calendar days before or after an investment company or separate account that he/she manages trades in that security, shall forfeit any profits made (in the event of purchases) or loss avoided (in the event of sales), whether realized or unrealized, in the period from the date of the personal transaction to the end of the prescribed trading period. Payment of the amount forfeited shall be made by check or in cash to a charity of the person's choice and a copy of the check or receipt must be forwarded to the Compliance Department.


                                REQUIRED REPORTS
                                ----------------


I. THE FOLLOWING REPORTS ARE REQUIRED TO BE MADE BY ALL AFFILIATED PERSONS, ACCESS PERSONS, INVESTMENT PERSONNEL, AND PORTFOLIO MANAGERS.

(a) Disclose brokerage relationships at employment and at the time of opening any new account.

(b) Direct their brokers to supply to the Compliance Department, on a timely basis, duplicate copies of all confirmations and statements for all securities accounts. (In the U.K., all contract notes and periodic statements)

(c) Each quarter, no later than the tenth day after the end of the calendar quarter, submit to the Compliance Department a personal transaction summary showing all transactions in securities in accounts which such person has or acquires any direct or indirect beneficial ownership.

Every report will contain the following information:

     (i) the date of the transaction, the name and the number of shares or bonds of each security involved;
     (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
     (iii) the price at which the transaction was effected;
     (iv) the name of the broker, dealer or bank effecting the transaction.

(d) All Affiliated Persons, Access Persons, Investment Personnel, and Portfolio Managers must annually certify that they have read and complied with this Code of Ethics and all disclosure and reporting requirements contained therein.


II. IN ADDITION TO THE ABOVE REPORTING REQUIREMENTS, ALL ACCESS PERSONS, INVESTMENT PERSONNEL AND PORTFOLIO MANAGERS MUST:

(a) Provide an initial holdings report no later than 10 days upon commencement of employment that discloses all personal securities holdings.

(b) Provide an annual holdings report containing information regarding all personal securities holdings. This report must be current as of a date no more than 30 days before the report is submitted.


                            ADMINISTRATIVE PROCEDURES
                            -------------------------

(a) The Compliance Department of Delaware will identify all Affiliated Persons, Access Persons, Investment Personnel and Portfolio Managers and will notify them of this classification and their obligations under this Code. The Compliance Department will also maintain procedures regarding the review of all reports required to be made under Rule 17j-1.

(b) The Legal or Compliance Department shall report to the President or Chief Executive Officer any apparent violations of the prohibitions or reporting requirements contained in this Code of Ethics. Such Chief Executive Officer or President, or both, will review the reports made and determine whether or not the Code of Ethics has been violated and shall determine what sanctions, if any, should be imposed in addition to any that may already have been imposed. On a quarterly basis, a summary report of material violations of the Code and the sanctions imposed will be made to the Board of Directors or Committee of Directors created for that purpose. In reviewing this report, the Board will consider whether the appropriate sanctions were imposed. When the Legal
Department finds that a transaction otherwise reportable above could not reasonably be found to have resulted in a fraud, deceit or manipulative practice in violation of Rule 17j-1(b), it may, in its discretion, lodge a written memorandum of such finding in lieu of reporting the transaction.

(c) All material purchases and sales specifically approved by the President or Chief Executive Officer in accordance with Section (I)(b)(D) of Prohibited Activities, as described herein, shall be reported to the Board at its next regular meeting.

(c) The Board of Directors, including a majority of independent directors, must approve the Fund's Code, as well as the Code of any adviser and principal underwriter. If an adviser or underwriter makes a material changes to its code, the Board must approve the material change within six months. The Board must base its approval of a code of ethics, or a material change to a code, upon a determination that the code contains provisions reasonable necessary to prevent "access persons" from violating the anti-fraud provisions of the Rule 17j-1.

(e) At least once a year, the Board must be provided a written report from each Rule 17j-1 organization that (1) describes issues that arose during the previous year under the code or procedures applicable to the Rule 17j-1 organization, including, but not limited to, information about material code or procedure violations and sanctions imposed in response to those material violations and
(2) certifies to the Fund's board that the Rule 17j-1 organization has adopted procedures reasonably necessary to prevent its access persons from violating its Code of Ethics.

         TRADING PRECLEARANCE FORM FOR PERSONAL SECURITIES TRANSACTIONS
         --------------------------------------------------------------

The Code of Ethics requires preclearance of all personal transactions in covered securities. The following form must be submitted PRIOR to entering orders for personal transactions. Preclearance is only valid for the day the form is submitted. If your order is not executed the same day, you must resubmit the preclearance form. Please refer to the Code of Ethics for prohibited transactions and reporting requirements.

Complete the form and submit to the appropriate Trading Department (Equity fax # 215-255-1170 or # 215-255-1125 Equity phone # 215-255-2972). After you receive
SIGNED approval from the trading department, submit the form to the Compliance Department (fax # 215-255-2194 Mail Code 34-113) and execute your trade. VERBAL PRECLEARANCE FROM THE TRADING DEPARTMENT WILL NOT BE ACCEPTED. Questions may be referred to the Compliance Department at phone # 215-255-8813 or 215-255-2152.

Name:                                        Date:
     --------------------------------------       -----------------------------
* Portfolio Manager for: ______________________________________________________
* Portfolio Managers are subject to a seven day window.

================================================================================
  Name of Security      Buy   Sell     Number of   Shares    Brokerage Firm Name
      of Symbol
================================================================================





================================================================================

                      ACKNOWLEDGMENT OF TRADING DEPARTMENT

I hereby certify that to the best of my knowledge no buy or sell order for the security listed above has been executed within the preceding two days. I further certify that to the best of my knowledge there are no open orders for these securities.


Name:                  Signature:                              Date:
     ----------------            ----------------------------       ------------

                                  CERTIFICATION

I hereby certify to the best of my knowledge that I have reviewed the Code of Ethics including the prohibited sales and purchases and the reporting requirements and the policy statement on Insider Trading and Securities Fraud and that the above transaction complies in all respects to such policies. If I am a portfolio manager, I certify that there have no trades for the funds or accounts managed by me for the preceding seven days.


Name:                  Signature:                              Date:
     ----------------            ----------------------------       ------------

Return Fax #
             -------------------------------------------------------------------

                                   SECTION III


                               SHORT -TERM TRADING
                                 EXEMPTION LIST
                                 --------------

                   EXEMPTIONS TO BAN ON SHORT-TERM TRADING FOR
                   PORTFOLIO MANAGERS AND INVESTMENT PERSONNEL


The following are exempt from the 60-day minimum hold rule:

1.   Option contracts on the following indices:

     (TM)     S&P 500 Index
     (TM)     S&P 100 Index
     (TM)     S&P Midcap Index (400 issues)
     (TM)     S&P Smallcap Index (600 issues)
     (TM)     NASDAQ 100 Index
     (TM)     Russell 2000 Index
     (TM)     Wilshire Smallcap Index (250 issues)
     (TM)     EUROTOP 100 Index
     (TM)     Financial Times Stock Exchange (FT-SE) 100 Index
     (TM)     Japan Index (210 issues)
     (TM)     NYSE Composite Index (2400 issues)
     (TM)     PHLX National OTC Index (100 issues)
     (TM)     Standard & Poors Depository Receipts (SPDR's)
     (TM)     Standard & Poors Midcap 400 Depository Receipts (Midcap SPDR's)
     (TM)     Gold/Silver Index Options
     (TM)     World Equity Benchmark Shares (WEBS)
     (TM)     J.P. Morgan Commodity Indexed Preferred Securities, Series A (JPO)


1.   Option/futures contracts on commodities and currencies.

2.   Option/futures contracts on interest rates.

Please keep in mind that while you are not required to hold positions in the above instruments for 60 days, ALL OTHER REQUIREMENTS OF THE CODE OF ETHICS STILL APPLY INCLUDING THE NEED TO PRECLEAR AND REPORT TRANSACTIONS IN THESE INSTRUMENTS.

If you have any questions regarding the above, please call the compliance



Updated:  June 15, 2000

                                   SECTION IV


                                 INSIDER TRADING
                              POLICIES & PROCEDURES
                              ---------------------

                              DELAWARE INVESTMENTS

                       POLICY STATEMENT ON INSIDER TRADING
                              AND SECURITIES FRAUD


INTRODUCTION
------------

Delaware Management Holdings, Inc. and its subsidiaries (collectively "Delaware") and you, as a Delaware employee, are regulated by certain laws governing insider trading. To protect both you and Delaware from legal liability, Delaware has prepared this Policy Statement on Insider Trading and Securities Fraud, which establishes specific standards that will facilitate your compliance with applicable legal requirements. The Policy Statement describes limitations, restrictions and procedures for transactions in securities and other instruments by Delaware employees for themselves or for accounts over which they may have discretion or influence.

All employees are expected to be familiar with and to abide by this Policy Statement. From time to time, you may be asked to certify in writing that you understand and have complied with this Policy Statement. Supervisory officers should periodically reinforce the importance of this Policy Statement to employees under their supervision and point out provisions of particular relevance.

Employees outside the United States are subject to applicable laws of foreign jurisdictions, which may differ substantially from the U.S. laws on which this Policy Statement is based. Such non-U.S. employee's primary obligation is to comply with applicable requirements of foreign laws; and to the extent that the requirements of this Policy Statement are not inconsistent with applicable foreign laws, such non-U.S. employees should comply with this Policy Statement.

There may be limited circumstances that warrant a waiver to certain rules of this Policy Statement. Requests for any such waivers must be fully documented and approved in advance by the President or Chief Executive Officer with the advice of the General Counsel and a Compliance Officer. All waivers and violations of this Policy Statement must be reported promptly to the Insider Trading Committee.

If you have any questions about the Policy Statement, ask your supervisor or consult with the Legal Department. If you suspect that there has been a violation of this Policy Statement, you should contact the Legal Department. All such communications will be handled in a confidential manner.


DEFINITIONS
-----------

Terms used in this Policy Statement are defined as follows:

o MATERIAL INFORMATION: Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, sell, or hold securities. Obviously, information that would affect the market price of a security would be material. A few examples of information that MIGHT BE considered material:
          o    dividend increases or decreases;
          o    extraordinary borrowings or liquidity problems;
          o    a proposal or agreement for merger, acquisition, or divestiture;
          o pending discoveries or developments such as new products or patents;
          o    a proposal to redeem securities;
          o    developments regarding a company's senior management;
          o    information about major contracts or orders.

     The above list is not intended to be exhaustive. All relevant circumstances must be considered in making a determination. If in doubt, you should treat the information as material and consult with Legal or Compliance.

o NON-PUBLIC INFORMATION: Information about a company is non-public if it is not generally available to the investing public. Information received under circumstances indicating that it is not yet in general circulation and may be attributable, directly or indirectly, to the company or its insiders may be deemed nonpublic information. Information appearing in widely accessible sources - such as newspapers and the Dow Jones News Wire - becomes public relatively soon after publication but you should not assume that the information is immediately in the public domain; information appearing in less accessible sources - such as regulatory filings or analysts' reports - may take 48 hours or more before it is deemed public. If you have any doubt about whether information meets the legal requirements for being public, consult with an officer in the Legal Department or a Compliance Officer before taking any action.

o SECURITIES FRAUD: Securities fraud can occur in various ways and generally includes any act or practice which employs material non-public information to defraud another. For instance, engaging in personal transactions in securities with knowledge that they are being purchased or sold by a Delaware Fund or managed separate account where an advantage might be gained as a result of these transactions is prohibited. This type of information is both confidential and proprietary and its use for personal gain through personal securities transactions is a violation of federal securities laws.

o INSIDER: The concept of "insider" is broad. It includes officers, directors and employees of the company, which issued the securities in question. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and, in that capacity, is given access to information which is intended solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, Delaware may become a temporary insider of a company it advises or for which it performs other services. The Supreme Court has held that a company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

o INSIDER TRADING: Although not specifically defined in the federal securities laws, the term insider trading is generally used to refer to the use of material non-public information to trade in securities (in certain instances, whether or not one is an "insider") or the communication of material non-public information to others. While the law concerning insider trading is not static, it is generally understood that the law prohibits:

          a. Trading by an insider while in possession of material non-public information, or
          b. Trading by a non-insider while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or
          c. Communicating material non-public inside information to others for personal profit or for the profit of the person to whom communicated.


SECTION I.
----------

No officer, director or employee of Delaware shall trade securities, either personally or on behalf of others, including mutual funds and private accounts managed by Delaware, while in the possession of material non-public information directly or indirectly acquired:
     o    from sources within the corporation whose securities are involved;
     o    in violation of law or breach of duty to such corporation; or
     o otherwise in connection with any scheme, practice or device to commit a fraud involving the purchase or sale of securities.

In addition, no officer, director, or employee of Delaware shall communicate such material non-public information to others.

This Policy Statement applies to every officer, director and employee and extends to activities within and outside their duties at Delaware.

Every officer, director and employee must read and retain this Policy Statement. Any questions regarding this Policy Statement or the procedures described herein should be referred to Legal or Compliance.

This Policy Statement is designed to prevent the misuse of material non-public information in violation of the federal securities laws and the rules and regulations thereunder, including so-called "insider trading" and other unlawful and fraudulent practices. This Policy Statement is in addition to the policies under Delaware's Code of Ethics.

Penalties for Insider  Trading and Securities Fraud
---------------------------------------------------

Penalties for violating the Federal securities laws by trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and for their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties may include:
     o    civil injunction
     o    treble damages

     o    disgorgement  of profit made or loss avoided
     o    jail sentences
     o fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and
     o fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

Any violation of this Policy Statement can be expected to result in serious sanctions by Delaware including dismissal of the person involved. In addition, all violations of criminal laws applicable to Delaware are reported to the appropriate authorities for possible prosecution.


SECTION II.
-----------

The following procedures have been established to aid the officers, directors and employees of Delaware in avoiding insider trading, and to aid Delaware in preventing, detecting and imposing sanctions with respect to insider trading. Every officer, director and employee of Delaware must follow these procedures or risk serious sanctions, including dismissal by Delaware and the imposition of substantial personal liability and criminal penalties.


1.   IDENTIFYING PROHIBITED TRANSACTIONS
     -----------------------------------
Before trading for yourself or others, including investment companies or private accounts managed or advised by Delaware, in the securities of a company about which you may have what may be confidential or potential inside information, ask yourself the following questions:

a. Is the information "inside" information? Has the information been acquired, directly or indirectly (i) from sources within the corporation whose securities are involved or (ii) in violation of the law or the breach of any duty to such corporation?

b. Even if the information is not "inside" information, is it confidential and would its use in the transaction be a violation of trust, a breach of a duty owed to a third party, or operate as a fraud?

c. Is the information material? Is this information that an investor would consider important in making his or her investment decision? Is this information that would substantially effect the market price of the securities if generally disclosed?

d. Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in REUTERS, THE WALL STREET JOURNAL or other publications of general circulation?

If after consideration of the above, you are not certain about whether the information is "inside" information, is material, and/or is non-public, or if you have questions as to whether the proposed transaction may involve the use of material non-public information (whether or not "insider" information) in a fashion which may operate as a fraud, unfairly disadvantage another or otherwise violate the Federal securities laws, you should take the following steps:

a. Bring the matter immediately to the attention of an officer in the Legal Department and do not communicate the information to ANYONE else inside or outside the Company other than to an officer in THE LEGAL DEPARTMENT.
b. Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by Delaware.

The Legal Department will promptly advise you as to what, if anything, you need to do. If deemed necessary, the Legal Department may refer the matter to the INSIDER TRADING COMMITTEE. After the Insider Trading Committee has reviewed the issue, you may be given further instructions. The Committee consists of members of the Legal, Administrative and Investment Departments. The members of the Committee are as follows:

     o    Lisa O. Brinkley
     o    William E. Dodge
     o    David K. Downes
     o    Roger A. Early
     o    Richard J. Flannery
     o    Charles E. Haldeman, Jr.
     o    Richelle S. Maestro
     o    Eric E. Miller
     o    David G. Tilles
     o    Richard G. Unruh

Committee decisions require approval by AT LEAST THREE of the above officers with AT LEAST ONE member from Legal/Administrative and one senior member from the Investment Department.


2.   PERSONAL SECURITIES TRADING
     ---------------------------
All "advisory representatives" of Delaware, as defined in Rule 204-2 (a)(12)(ii)
(A) under the Investment Advisers Act of 1940, shall, within ten days after such transaction, submit to the appropriate COMPLIANCE DEPARTMENT a report of every securities transaction in which they, their families (including the spouse, minor children and adults living in the same household as the officer, director or employee), and trusts of which they are trustees or in which they have a beneficial interest, have participated.

The report shall include the name of the security, the date of the transaction, quantity, price, and broker-dealer through which the transaction was effected. THE REQUIREMENT MAY BE SATISFIED BY SENDING DUPLICATE CONFIRMATIONS OF SUCH TRADES TO THE APPROPRIATE COMPLIANCE DEPARTMENT.


3.   RESTRICTING ACCESS TO MATERIAL NON-PUBLIC INFORMATION
     -----------------------------------------------------
Material, non-public information in your possession that you identify as "inside" or confidential information may not be communicated to anyone, including persons within Delaware except as provided in Section II above and except that confidential information as to proposed transactions in the portfolios of the funds or advised accounts and proprietary research information properly acquired by Delaware, its officers, directors and employees, may be communicated within Delaware as required for the proper conduct of its business. In addition, care should be taken so that such information is secure. For
example,   files  containing   material   non-public  "inside"  or  confidential
information should be sealed and access to computer files containing such information should be restricted.


4.   RESOLVING ISSUES CONCERNING INSIDER TRADING
     -------------------------------------------
If, after consideration of the items set forth in Section II above, doubt remains as to whether information is "inside" information, confidential, material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the LEGAL DEPARTMENT before trading or communicating the information to anyone.


5.   RESTRICTED AND WATCH LISTS
     --------------------------
In order to facilitate compliance with this Policy Statement, Delaware maintains two lists of securities issuers; a Restricted List and a Watch List. The Restricted List identifies companies whose securities have tight restrictions on their trading and recommendation to others by Delaware employees. The Watch List is used to monitor trading by Delaware employees when Delaware is in possession of certain information.

RESTRICTED LIST
---------------
The Restricted List contains the names of companies whose securities are restricted from trading by ALL Delaware accounts and/or employees. These securities cannot be purchased, sold, or recommended by any employee and are usually on the list for a specified time period.

Reasons for Inclusion
---------------------
Although the reasons for including a company on the Restricted List may vary, a company with publicly traded securities should be considered for inclusion in situations that present a conflict of interest (real or perceived) or where certain personnel are expected to have non-public information about a company. A few examples of situations when a company should be put on the Restricted List:

     o Lincoln National Corporation is on the list at all times for advisory clients and mutual funds;
     o A company is permanently on the Restricted List when investment personnel or a portfolio manager of Delaware is a member of the company's board.
     o Companies about which Delaware possesses material non-public inside information.


WATCH LIST
----------
The Watch List contains the names of companies about which Delaware possesses, or may possess, material non-public inside information but for some reason these companies are not appropriate for inclusion on the Restricted List. The securities of companies on the Watch List are generally subject to trading restrictions only by certain Delaware accounts or employees. You will be informed at the time you request preclearance if you may or may not trade in a security issued by such company that is on the Watch List.

Reasons for Inclusion
---------------------
A company should be included on the Watch List during any period when Delaware is in possession of non-public inside information about a company that MIGHT BE MATERIAL. A few examples of when a company should be added to the Watch List:

     o Securities of issuers who have sent private offering memoranda to Delaware;
     o Securities of a company while a Delaware employee serves on the Creditors' Committee of an issuer.

Each Compliance Department is responsible for maintaining a Restricted List and Watch List for their respective companies. Employees should notify a Compliance Officer of all companies that should be added to these lists. If you are not sure about whether a situation warrants a company being put on one of these lists, please consult with a Compliance Officer. The Trading Desk will refer preclearance requests for issuers on these lists to the Compliance Department.


SECTION III.
------------

SUPERVISORY PROCEDURES

The role of LEGAL AND COMPLIANCE is critical to the implementation and maintenance of Delaware's policies and procedures against insider and other fraudulent trading practices. Supervisory Procedures can be divided into two classifications -- prevention and detection.


1.   PREVENTION OF IMPROPER TRADING
     ------------------------------
Prevention of improper trading in securities requires that Delaware establish, maintain and enforce appropriate policies, and that all personnel be aware of and understand these policies, the seriousness with which they are viewed and enforced and the potential sanctions for their violation.

To that end, the INSIDER TRADING COMMITTEE will:

a. familiarize officers, directors and employees with Delaware's policies and procedures.
b. answer questions regarding Delaware's policy and procedures described in this Policy Statement.
c. resolve issues as to whether information received "inside" or in confidence is material and/or non-public.
d. review on a regular basis and update as necessary Delaware's policy and procedures.
e. when it has been determined that an officer, director or employee of Delaware has material non-public "inside" or confidential information,
     (1) implement measures to prevent dissemination or misuse of such information, and
     (2) if necessary, restrict officers, directors and employees from trading the securities.

DETECTION OF IMPROPER TRADING
-----------------------------
The actual detection of insider trading or securities fraud is quite difficult. However, after careful consideration, it has been determined that a reasonable means, taking into consideration the nature of Delaware's business, to prevent the misuse in violation of the federal securities laws and the rules and regulations thereunder, of material non-public information by Delaware or persons associated with Delaware would be to review and compare the securities transactions of advised accounts (both fund and separate accounts) with transactions of employees to detect instances where an employee may have taken advantage of confidential information relating to current or proposed transactions by the funds and accounts, for the employee's own personal gain. Such a review is currently conducted pursuant to Delaware's Code of Ethics and it will be expanded, as necessary, to include a review by the appropriate
COMPLIANCE  DEPARTMENT of the trading  activity of (i) Delaware  Investments and
(ii) each officer, director or advisory representative (as herein defined) of Delaware Investments.

The INSIDER TRADING COMMITTEE shall coordinate its review and cooperate with the person or persons responsible for reviews pursuant to the Code of Ethics.

It should be noted that it is not a violation of Delaware's policy or a breach of an employee's fiduciary duty to Delaware to purchase or sell securities for the employee's own account while in possession of proprietary research information properly acquired by Delaware, its officers, directors or employees, PROVIDED THAT the purchase or sale does not otherwise violate Delaware's Policy Statement on Insider Trading and Securities Fraud or Delaware's Code of Ethics.



Amended  June 13, 2000

                   DELAWARE INVESTMENTS BROKERAGE ACCOUNT FORM
(to be completed by ALL Delaware employees upon employment and annually thereafter)

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I.   Employee

Name:
     ---------------------------------------------------------------------------
Date:
     ---------------------------------------------------------------------------

Please list below all brokerage accounts you currently maintain. Please include name and address of broker and your account number. Use reverse side if you need additional space.

1.
  ------------------------------------------------------------------------------

2.
  ------------------------------------------------------------------------------

3.
  ------------------------------------------------------------------------------

4.
  ------------------------------------------------------------------------------

5.
  ------------------------------------------------------------------------------

  [ ] I have no brokerage accounts.

II. Please list below all persons residing in your household and their relationship to you. Please indicate whether or not they maintain brokerage accounts. If so, please list name of broker and account number.

1.
  ------------------------------------------------------------------------------

Brokerage account:  YES       NO
                       -----    -----

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2.
  ------------------------------------------------------------------------------

Brokerage account:  YES       NO
                       -----    -----

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3.
  ------------------------------------------------------------------------------

Brokerage account:  YES       NO
                       -----    -----

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

4.
  ------------------------------------------------------------------------------

Brokerage account:  YES       NO
                       -----    -----

I certify that the above is a true and correct disclosure statement of all of my personal brokerage accounts and also for the accounts of all persons residing in my household.
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Signature:                                                             Date:

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            DELAWARE INVESTMENTS CODE OF ETHICS ACKNOWLEDGEMENT FORM



I have received a Copy of Delaware Investments 2000 Code of Ethics and Insider Trading Policies and Procedures. I have read and understand both the Code of Ethics and the Insider Trading Policies and Procedures and will comply with all requirements.



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Name (Please print)




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Signature                                                              Date